Exhibit 99.2

May 27, 2015 Merger with Patriot Bancshares, Inc.

The following information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) giving Green Bancorp, Inc.’s and Patriot Bancshares, Inc.’s expectations or predictions of future financial or business performance or conditions. Most forward-looking statements contain words that identify them as forward-looking, such as "plan", "seek", "expect", "intend", "estimate", "anticipate", "believe", "project", "opportunity", "target", "goal", "growing“, "continue“, “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions that relate to future events, as opposed to past or current events. By their nature, forward-looking statements are not statements of historical facts and involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements give Green Bancorp's current expectation of future events or its future performance and do not relate directly to historical or current events or Green Bancorp's historical or future performance. As such, Green Bancorp's future results may vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this presentation, possibly to a material degree. Green Bancorp cannot assure you that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term financial goals will be realized. All forward-looking statements included in this presentation speak only as of the date made, and Green Bancorp undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise. In particular, Green Bancorp cautions you not to place undue weight on certain forward-looking statements pertaining to potential growth opportunities or long-term financial goals set forth herein. Green Bancorp's business is subject to numerous risks and uncertainties, which may cause future results of operations to vary significantly from those presented herein. In addition to factors previously disclosed in Green Bancorp, Inc.’s reports filed with the SEC and those identified elsewhere in this communication, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Green Bancorp, Inc.’s and Patriot Bancshares, Inc. ’s shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Green Bancorp, Inc. and Patriot Bancshares, Inc. businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Safe Harbor

Strategically Compelling Transaction Creates ~$4 billion asset Texas bank 15th largest Texas headquartered bank (from #25) #13 deposit rank in Houston MSA (from #21); #7 among Texas headquartered banks Strengthens existing presence in Dallas Combination with significant in-market Texas partner Complementary business philosophies Provides further diversification of loan and deposit base Financially attractive 20%+ EPS accretion in first year driven by cost savings Leverages excess capital from IPO; no additional capital need Tangible book value dilution expected to be earned back in 4.4 years Strong pro forma capital provides flexibility for M&A and buybacks Consistent with strategic goal to achieve $5 billion assets in core Texas markets

Transaction Overview 10,757,273 million shares of GNBC stock $139 million deal value based on May 26, 2015 GNBC stock price Subject to reduction if minimum tangible book value threshold (net of seller transaction costs) is not achieved(1) Consideration 71% Green / 29% Patriot Pro Forma Ownership Fourth quarter 2015 Anticipated Closing Manny Mehos, Chairman & CEO; Geoff Greenwade, President; John Durie, CFO; Donald Perschbacher, Corporate Chief Credit Officer Patriot Chairman and CEO Don Ellis to join Green Board as Vice Chairman Management and Board Composition See Merger Agreement for detail Included in 10,757,273 million GNBC share issuance $27.3 million TARP preferred to be redeemed $10.4 million preferred to be converted into common equity(2) $22.2 million TruPS to be assumed Patriot’s Capital Securities Green Bancorp and Green Bank Name Green and Patriot shareholders Customary regulatory approvals Required Approvals

Overview of Patriot Bancshares Houston bank formed through 2005 acquisition of First State Bank in Honey Grove, TX Founded and led by Chairman and CEO Don Ellis $1.4 billion assets and $1.1 billion deposits 9 offices located in Houston MSA (6), Dallas MSA (2) and Honey Grove, TX (1) 174 employees Overview Financial Highlights ($Millions) Source: SNL Financial Adjusted for $10.35 million conversion of preferred equity to common equity Balance Sheet Data 3/31/15 Total Assets $1,372 Total Loans, HFI 966 Total Deposits 1,103 Tangible Common Equity(1) 89 TCE / TA(1) 6.5% ROAA ROATCE (0.40%) 0.03% 0.29% 0.55% 0.60% 0.58% 2010 2011 2012 2013 2014 LTM 1Q15 (16.7%) (2.1%) 4.7% 10.3% 9.5% 8.3% 2010 2011 2012 2013 2014 LTM 1Q15

Complementary Branch Networks Houston Pro Forma Branch Network Dallas Pro Forma Branch Network Texas Pro Forma Branch Network Source: SNL Financial Note: Deposit data as of June 30, 2014 per FDIC Summary of Deposits survey Patriot Green ($Millions) Green Patriot Pro Forma Deposits $1,012 $851 $1,864 Branches 6 6 12 Deposits / Branch 169 142 155 ($Millions) Green Patriot Pro Forma Deposits $715 $121 $836 Branches 6 2 8 Deposits / Branch 119 60 105 ($Millions) Green Patriot Pro Forma Deposits $1,784 $1,027 $2,812 Branches 13 9 22 Deposits / Branch 137 114 128

Improves Rank in Core Markets

- Creates 15th largest Texas headquartered bank by assets (from #25)
- #13 deposit rank in Houston MSA (from #21)
- #7 deposit rank among Texas headquartered banks in Houston MSA (from #11)(1)

Texas Headquartered Banks

Rank	Bank	Assets ($mm)
1	Comerica	$69,420
2	Cullen/Frost	28,197
3	Prosperity	21,609
4	Texas Capital	17,326
5	International Bancshares	12,374
6	Hilltop Holdings	12,563
7	Cadence Bancorp	8,145
8	Beal Financial	7,468
9	First Financial	6,025
10	Southside	4,732
11	Woodforest Financial	4,656
12	LegacyTexas Financial	6,512
13	Independent Bank	4,258
14	Amarillo National	3,812
	Pro Forma Green / Patriot	3,625
15	Broadway	3,264
25	**Green**	**2,253**
38	**Patriot**	**1,372**

Houston MSA Deposit Market Share

Rank	TX HQ Rank	Bank	Branches	Deposits ($mm)	Market Share
1		JPMorgan Chase (NY)	227	$104,185	48.31%
2		Wells Fargo (CA)	208	22,573	10.47
3		Bank of America (NC)	111	15,322	7.10
4		BBVA / Compass (Spain)	78	12,047	5.59
5		Zions (UT)	70	9,978	4.63
6		Capital One (VA)	54	4,127	1.91
7	*1*	*Prosperity (TX)*	*57*	*3,933*	*1.82*
8	*2*	*Cullen/Frost (TX)*	*30*	*3,873*	*1.80*
9	*3*	*Comerica (TX)*	*57*	*3,536*	*1.64*
10	*4*	*Woodforest Financial (TX)*	*107*	*2,918*	*1.35*
11	*5*	*Cadence (TX)*	*13*	*2,135*	*0.99*
12	*6*	*Texas Capital (TX)*	*2*	*1,881*	*0.87*
		Pro Forma Green / Patriot	*12*	*1,864*	*0.86*
13		BOK Financial (OK)	14	1,601	0.74
14		Regions Financial (AL)	28	1,548	0.72
15	*7*	*Allegiance (TX)*	*17*	*1,506*	*0.70*
21	***11***	***Green (TX)***	***6***	***1,012***	***0.47***
23	***13***	***Patriot (TX)***	***6***	***851***	***0.39***

Source: SNL Financial

Note: Deposit data as of June 30, 2014 per FDIC Summary of Deposits survey

(1) Texas headquartered banks are italicized

GREEN BANCORP

7

Houston and Dallas are Attractive Markets Projected Population Growth (2015-2020)(1) Projected Real GDP Growth (2014-2019)(1) Top 5 MSAs by Population (in Millions)(1) Top 5 MSAs by Number of Fortune 500 Company Headquarters Source: SNL Financial, The Perryman Group, Greater Houston Partnership As of January 2015 3.37% 4.34% 4.37% 4.47% U.S. Texas Dallas MSA Houston MSA 3.52% 6.70% 7.12% 7.72% U.S. Texas Dallas MSA Houston MSA 20.0 13.2 9.6 6.9 6.4 New York Los Angeles Chicago Dallas Houston 72 30 26 21 18 New York Chicago Houston Los Angeles Dallas

Houston: Stability Through a Downturn Houston is the 5th most populous metro area in the U.S. with ~6.5 million people Led the nation in population growth in 2014 adding nearly 157,000 residents 26 Fortune 500 companies are headquartered in the Houston MSA, after only New York and Chicago More jobs in Houston (2.9 million) than in 36 states Texas Medical Center employs more people than Exxon, Apple and Google Despite the drop in oil prices, Houston-area unemployment remained stable at 4.2% in March compared to 5.5% for the U.S. Port of Houston has the largest export market in the U.S., handling $353 billion of trade in 2014 Source: Federal Reserve Bank of Dallas, Greater Houston Partnership

Credit risk due diligence on Patriot portfolio Extensive review process conducted by a loan review firm with significant regulatory and local market expertise overseen by senior credit executives of Green Portfolio review of ~70% of outstanding loan balances and 100% of OREO Operational due diligence on Patriot High quality operations with effective risk management and controls Patriot management has made a significant investment in upgrading risk management capabilities in recent years Validated projected operational efficiencies Review concluded operations are highly compatible with limited expected customer impact due to use of common core systems and customer facing technology Due Diligence and Credit Review

Financial Assumptions and Impact Credit Mark: Cost Savings: Financial Assumptions 20%+ EPS accretion in first year driven by cost savings Leverages excess capital from IPO; no additional capital need ~14% TBV dilution expected to be earned back in 4.4 years Pro forma capital ratios at close: TCE / TA = 9.2% Tier 1 Leverage = 9.8% Total Risk-Based Capital = 12.0% Financial Impact Gross loan credit mark of 2.1% ~35% of Patriot’s non-interest expenses Transaction Multiples Adjusted for conversion of $10.4 million convertible preferred into common equity 10 bank transactions announced since January 1, 2014 with targets headquartered in Texas and transaction values of greater than $20 million GNBC / Patriot Comparable TX Deals (2) Price / TBV (1) 1.57x 1.93x Price / LTM Earnings 17.7 26.7 Price / LTM Earnings with Cost Savings 9.2 16.3 Core Deposit Premium (1) 7.4% 13.0%

Combined Franchise *Dollars in millions Note: Financial figures as of or for the twelve months ended March 31, 2015. Combined data include purchase accounting adjustments. Adjusted for $10.35 million conversion of preferred equity to common equity (1) Standalone Green Patriot Combined Assets $2,253 $1,372 $3,621 Gross Loans, HFI 1,811 966 2,754 Deposits 1,932 1,103 3,038 Number of Branches 14 9 23 Deposits / Branch $138 $123 $132 Loans / Deposits 93.7% 87.6% 90.7% TCE / TA 11.7 6.5 8.5 ROAA 0.80% 0.58% 0.98% Efficiency Ratio 59.4 82.9 53.6 Balance Sheet Scale LTM Profitability Franchise

Loan and Deposit Composition Loan Composition Deposit Composition Total Loans: $1.8 billion Loan Yield: 4.92% Total Loans: $1.0 billion Loan Yield: 4.49% Total Loans: $2.8 billion Loan Yield: 4.77% Total Deposits: $1.9 billion Cost of Deposits: 0.46% Total Deposits: $1.1 billion Cost of Deposits: 0.86% Total Deposits: $3.0 billion Cost of Deposits: 0.61% Source: SNL Financial Note: Financial figures as of or for the quarter ended March 31, 2015 and do not include purchase accounting adjustments Green Patriot Combined Green Patriot Combined C&D 15% C&I 41% Multifamily 3% CRE 26% 1 - 4 Family 14% Consumer & Other 1% C&D 13% C&I 34% Multifamily 3% CRE 41% 1 - 4 Family 7% Consumer & Other 2% C&D 15% C&I 39% Multifamily 3% CRE 31% 1 - 4 Family 11% Consumer & Other 1% Transaction Accounts 31% MMDA & Savings 34% Retail Time 7% Jumbo Time 28% Transaction Accounts 17% MMDA & Savings 21% Retail Time 24% Jumbo Time 38% Transaction Accounts 26% MMDA & Savings 30% Retail Time 13% Jumbo Time 31%

Summary Creates ~$4 billion asset Texas bank 15th largest Texas headquartered bank (from #25) Enhances footprint in largest Texas metro areas (Houston and Dallas) Significant cost and growth synergies identified (growth synergies not modeled) 20%+ EPS accretion in first year Leverages excess capital; no additional capital need GNBC management is an experienced acquiror and integrator 6th acquisition since 2006 Consistent with strategic goal to achieve $5 billion assets in core Texas markets

Investors and security holders are urged to carefully review and consider Green Bancorp, Inc.’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its proxy statements, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. The documents filed by Green Bancorp, Inc. with the SEC may be obtained free of charge at Green Bancorp's website at www.greenbank.com or at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Green Bancorp upon written request to Green Bancorp, Inc., Attn: Investor Relations, 4000 Greenbriar Street, Suite 355, Houston, TX 77098 or by calling (713) 275-8220. In connection with the proposed transaction, Green Bancorp, Inc. intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement of Patriot Bancshares, Inc. and Green Bancorp, Inc. and a prospectus of Green Bancorp, Inc., and will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Patriot Bancshares, Inc. and Green Bancorp, Inc. are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of each institution seeking the required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from Green Bancorp, Inc. by writing to the address provided above. Green Bancorp and Patriot Bancshares and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their shareholders in connection with the proposed transaction. Information about these participants may be found in the definitive proxy statement of Green Bancorp relating to its 2015 Annual Meeting of Stockholders filed with the SEC on April 30, 2015. The definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available, copies of which may also be obtained free of charge from the sources indicated above. Additional Information About the Proposed Transaction and Where to Find It